As filed with the Securities and Exchange Commission on December 11, 2020.

Registration No. 333-248876

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wunong Net Technology Company Limited

(Exact name of registrant as specified in its charter)

British Virgin Islands	5961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

B401, 4th Floor Building 12, Hangcheng Street,

Hourui No. 2 Industrial District,

Southern Section, Zhichuang Juzhen Double Creative Park,

Bao’an District, Shenzhen, People’s Republic of China

+86-755-85255139

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Coverdale Trust Services Limited

30 de Castro Street,

P.O. Box 4519,

Road Town, Tortola,

British Virgin Islands

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Benjamin Tan, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Floor New York, NY 10036 (212) 930-9700 – telephone (212) 930-9725 – facsimile	William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10022 +1-212-588-0022 — telephone +1-212-826-9307 — facsimile

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate offering Price(1)	Amount of Registration Fee
Ordinary Shares, no par value (2)	5,166,578	$6.00	$30,999,468	$3,383

Total	5,166,578	$6.00	$30,999,468	$3,382	*

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Includes 999,911 Ordinary Shares to be sold by the selling shareholders. In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

* Previously paid

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall the become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 5 to Registration Statement on Form F-1 (File No. 333-248876) is to re-file Exhibits 5.1, 8.1 and 23.2 to the Registration Statement under Item 8 an executed revised British Virgin Islands counsel’s opinion. No other changes have been made to the Registration Statement or the preliminary prospectus forming part thereof. Accordingly, Parts I and II of the Registration Statement have been omitted from this Amendment No. 5 to Registration Statement on Form F-1.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Underwriting Agreement
3.1**	Certificate of Incorporation of Advancement International Limited
3.2**	Memorandum and Articles of Association of Advancement International Limited
3.3**	Certificate of Change of Name from Advancement International Limited to Wunong Net Technology Company Limited
3.4**	Memorandum and Articles of Association of Wunong Net Technology Company Limited
3.5**	Memorandum and Articles of Association of Wunong Net Technology Company Limited Amended as of August 19, 2019
3.6**	Memorandum and Articles of Association of Wunong Net Technology Company Limited Amended as of October 18, 2019
3.7**	Memorandum and Articles of Association of Wunong Net Technology Company Limited Amended as of December 2, 2019
3.8**	Certificate of Incorporation of Kindness Global Company Limited
3.9**	Memorandum and Articles of Association of Kindness Global Company Limited
3.10**	Certificate of Incorporation of Four Dimensions Global Investment Limited
3.11**	Memorandum and Articles of Association of Four Dimensions Global Investment Limited
3.12**	Certificate of Incorporation of Wisdom Global Company Limited
3.13**	Memorandum and Articles of Association of Wisdom Global Company Limited
3.14**	Certificate of Incorporation of Union International Company Limited
3.15**	Memorandum and Articles of Association of Union International Company Limited
3.16**	Certificate of Incorporation of Kindness Global Holdings Limited
3.17**	Memorandum and Articles of Association of Kindness Global Holdings Limited
3.18**	Certificate of Incorporation of Four Dimensions Global Holdings Limited

3.19**	Memorandum and Articles of Association of Four Dimensions Global Holdings Limited
3.20**	Certificate of Incorporation of Wisdom Global Holdings Limited
3.21**	Memorandum and Articles of Association of Wisdom Global Holdings Limited
3.22**	Certificate of Incorporation of Union International Holdings Limited
3.23**	Memorandum and Articles of Association of Union International Holdings Limited
3.24**	Certificate of Incorporation of Shenzhen Vande Technology Co., Limited
3.25**	Articles of Association of Shenzhen Vande Technology Co., Limited
3.26**	English translation of Business License of Guo Gangtong Trade (Shenzhen) Co., Ltd (WFOE) dated January 23, 2019
3.27**	English translation of Articles of Association of Guo Gangtong Trade (Shenzhen) Co., Ltd (WFOE)
3.28**	English translation of Business License of Wunong Technology (Shenzhen) Co., Ltd (VIE) dated March 27, 2019
3.29**	English translation of Articles of Association of Wunong Technology (Shenzhen) Co., Ltd (VIE)
3.30**	English translation of Business License of Wunong Catering Chain Management (Shenzhen) Co., Ltd dated November 27, 2018
3.31**	English translation of Articles of Association of Wunong Catering Chain Management (Shenzhen) Co., Ltd
3.32**	English translation of Business License of Mishan City Shenmi Dazhong Management Consulting Partnership (Limited Partnership) dated April 28, 2019
4.1**	Registrant’s Specimen Certificate for Ordinary Shares
5.1*	Opinion of Harneys regarding the validity of the ordinary shares being registered
8.1*	Opinion of Harneys regarding certain British Virgin Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of China Commercial Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)
8.3**	Opinion of Sichenzia Ross Ference LLP regarding certain U.S federal tax matters (included in Exhibit 99.3)
10.1**	Employment Agreement between the Company and its executive officers
10.2**	English translation of Wunong Mall User Agreement entered into by and between Wunong Technology (Shenzhen) Co., Ltd and Users of Wunong Mall dated December 27, 2018
10.3**	English translation of Form of WNW108.comSelf-Operated E-commerce Cooperation Agreement (2019 version)
10.4**	English translation of Form of Cooperation Agreement on Operating Service Center (2019 version)+
10.5**	English translation of Pre-Ordering Cooperation Agreement between Wunong Technology (Shenzhen) Co., Ltd. and Jilin Original Ecological Agriculture Technology Development Co., Ltd
10.6**	Exclusive Purchase Rights Agreement among Guo Gangtong Trade (Shenzhen) Co., Ltd, Peijiang Chen, Changbin Xia, Hanwu Yang, Mishan City Shenmi Dazhong Management Consulting Partnership (Limited Partnership), and Wunong Technology (Shenzhen) Co., Ltd dated March 2, 2019
10.7**	Exclusive Technology Consulting Services Agreement entered into by and between Guo Gangtong Trade (Shenzhen) Co., Ltd and Wunong Technology (Shenzhen) Co., Ltd dated March 2, 2019
10.8**	Proxy Agreement among Peijiang Chen, Changbin Xia, Hanwu Yang, Mishan City Shenmi Dazhong Management Consulting Partnership (Limited Partnership), Guo Gangtong Trade (Shenzhen) Co., Ltd, and Wunong Technology (Shenzhen) Co., Ltd
10.9**	Equity Pledge Agreement among Guo Gangtong (Shenzhen) Co., Ltd, Peijiang Chen, Changbin Xia, Hanwu Yang, and Mishan City Shenmi Dazhong Management Consulting Partnership (Limited Partnership) dated March 2, 2019
10.10**	English translation of Aliyun Framework Service Agreement entered into by and between Wunong Technology (Shenzhen) Co., Ltd and Alibaba Cloud Computing Co. Ltd. dated June 5, 2019
10.11**	English translation of Premises Rental Contract entered into by and between Shenzhen Zhichuang Juzhen Technology Ltd. And Wunong Technology (Shenzhen) Co., Ltd. dated October 30, 2018 (Office)
10.12**	English translation of Shop Rental Contract entered into by and between Shenzhen Zhichuang Juzhen Technology Ltd. and Wunong Catering Chain Management (Shenzhen) Co., Ltd. dated August 20, 2018 (Restaurant)
10.13**	English translation of Rental Contract entered into by and between Shenzhen Xinhao Precision Technology Co., Ltd and Shenzhen Zhichuang Juzhen Technology Ltd.
10.14**	English translation of Rental Contract entered into by and between Shenzhen Hourui Joint-Stock Cooperation Company and Shenzhen Xinhao Precision Technology Co., Ltd. dated March 3, 2017
10.15**	English translation of Certificate of Ownership
10.16**	English translation of Renewal Shop Rental Contract entered into by and between Shenzhen Zhichuang Juzhen Technology Ltd. and Wunong Catering Chain Management (Shenzhen) Co., Ltd. dated October 15, 2019

*Filed herewith

** Previously Filed

10.17**	Loan Contract entered into by and between Wunong (Shenzhen) Technology Co., Ltd and Changbin Xia dated January 1, 2019
10.18**	Loan Contract entered into by and between Wunong (Shenzhen) Technology Co., Ltd and Hanwu Yang dated May 1, 2018
21.1**	Subsidiaries of the Registrant
23.1*	Consent of Harneys (included in Exhibit 5.1)
23.2**	Consent of Friedman LLP
23.3**	Consent of China Commercial Law Firm(included in Exhibit 99.2)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Opinion of China Commercial Law Firm as to certain matters under Chinese law
99.3**	Opinion of Sichenzia Ross Ference LLP regarding certain U.S federal tax matters
99.4**	Consent of Alex P. Hamilton
99.5**	Consent of Jiangping (Gary) Xiao
99.6**	Consent of Xiaode Zhang

* Filed herewith

** Previously Filed

(b) Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, People’s Republic of China, on December 11, 2020.

Wunong Net Technology Company Limited

By:	/s/ Xiaogang Qin
Xiaogang Qin Chief Executive Officer (Principal Executive Officer)

/s/ Lin He
Lin He
Chief Financial Officer
Principal Accounting and Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Xiaogang Qin and Lin He as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Xiaogang Qin	Chief Executive Officer	December 11, 2020
Xiaogang Qin	(Principal Executive Officer)

/s/ Lin He	Chief Financial Officer	December 11, 2020
Lin He	(Principal Accounting and Financial Officer)

/s/ Peijiang Chen	Chairman and Director	December 11, 2020
Peijiang Chen

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on December 11, 2020.

Sichenzia Ross Ference LLP

By:	/s/ Benjamin Tan
Name:	Benjamin Tan
Title:	Partner